Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

VVUS - Q3 2007 Vivus Earnings Conference Call

Event Date/Time: Nov. 09. 2007 / 6:00AM PT

CORPORATE PARTICIPANTS

Tim Morris

Vivus - CFO

Leland Wilson

Vivus - President, CEO

Peter Tam

Vivus - SVP, Product & Corporate Development

CONFERENCE CALL PARTICIPANTS

Mike King

Rodman & Renshaw - Analyst

Ken Trbovich

RBC Capital Markets - Analyst

Michael Tong

Wachovia - Analyst

Ruthanne Roussel

Robins Group - Analyst

Jeff Goater

Cowen & Company - Analyst

Adam Cutler

Canaccord Adams - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Vivus third-quarter 2007 conference call. My name is Grace Ann, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of today’s conference. (OPERATOR INSTRUCTIONS).

I would now like to turn the presentation over to your host for today’s conference, Mr. Tim Morris, CFO. Please proceed, sir.

Tim Morris  — Vivus - CFO

Thank you. During the course of this conference call, Vivus may make projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that such statements are just predictions, and actual events or results may differ materially.

Investors should read the risk factors set forth in the Vivus Form 10-K for the year ended December 31, 2006 and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of Vivus.

Leland Wilson  — Vivus - President, CEO

Good morning, and thank you for joining us today. In today’s call, I will review the accomplishments for the third quarter. Peter Tam will then give an update on the Qnexa development program and the progress we have made on the rest of the pipeline. And Tim will return to review the financial results for the quarter and in particular address the revenue recognition of the $150 million received from K-V Pharmaceutical. And lastly, we will take your questions.

On Monday of this week, we announced that we had completed the SPA process for the Qnexa Phase III program. Yesterday, we kicked off the Phase III program with the initiation of the EQUIP study in morbidly obese patients; that is, patients with a BMI equal to or greater than 35. For reference, a BMI of 35 is a five-foot, six-inch subject that weighs 218 pounds, nearly 80 pounds over their ideal weight. The initiation of the first Phase III Qnexa program is a proud and seminal moment for all of us at Vivus.

The second study, CONQUER, will study obese patients with a BMI of 27 or greater with serious co-morbidities, including hypertension, dyslipidemia and Type II diabetes. Patients are currently being screened for the CONQUER study, and we expect to initiate enrollment in the next two weeks.

Together, these pivotal studies will encompass the population of obese patients who are at greatest risk and in the greatest need of effective therapy. We believe the FDA, the medical community and patients are seeking not just cosmetic benefits from their obesity products but meaningful benefits such as improvements in weight-related co-morbidities. We believe products that do not significantly reduce the serious weight-related co-morbidities such as hypertension and dyslipidemia and improve insulin sensitivity and glycemic control will be viewed as cosmetic in nature.

We believe obesity products will primarily be judged by physicians, payers and patients based on their ability to reduce these co-morbidities. High blood pressure, for example, as you know, is a risk factor for cardiovascular disease. Long-term studies have shown a correlation between high blood pressure and mortality. 75% of obese patients have hypertension, or high blood pressure, and nearly all will become hypertensive at some time in their life.

It is therefore important that new weight loss products show a significant reduction in blood pressure. Our pivotal Phase III programs are designed to treat the heaviest and sickest of obese patients. Obesity is a serious medical condition that will result in hypertension, diabetes, dyslipidemia, and ultimately death if left untreated. Today, diet and exercise-induced weight loss is first-line therapy for the treatment of diabetes, blood pressure, elevated blood pressure and dyslipidemia. In the future, drug-induced weight loss, I believe, will functionally become first-line therapy because of the ineffectiveness of diet and exercise.  Treating obesity addresses the cause of the disease. Diabetes, high blood pressure and elevated cholesterol are symptoms of the disease we call obesity. Over the past several months, the frequency and pace of activities within the Company and the resulting accomplishments have been exceptional. We have completed a full toxicology panel for Qnexa in two species which produced clean results for all the tests completed.  We completed a genotoxicity study with phentermine, also with clean results. We initiated a two-year carcinogenicity study with phentermine. We held two meetings with the FDA, including an end of Phase II meeting, to discuss Phase II results and our plans for Phase III.

We completed the SPA process for Qnexa. As previously reported, we have agreement on the study design features that will be employed throughout the entire Phase III program, including the co-primary endpoints of the study, scope and size of the patient population, specific safety assessments, inclusion/exclusion criteria, duration of the trials, and the statistical methods for analyzing the co-primary study endpoints.

We have also developed and fully scaled up production for a unique, once-a-day formulation of Qnexa. The Phase II studies were conducted with a twice-a-day formulation. This new once-a-day formulation will improve compliance and potentially reduce side effects by reducing peak plasma levels while maintaining the same drug exposure as the twice-a-day dose regimens used in the Duke University Phase II trial. All necessary PK/PD studies to bridge the results to the Phase II study have been completed.

We also effectively bid and selected the clinical research organization for the pivotal Phase III studies. We had strong interest from several top CROs to help us with this study. Medpace was selected through this competitive process based on their experience with metabolic studies and their confidence in conducting a study of this size. In addition, Dr. David Orloff, former Head of the Endocrine and Metabolic Division, our reviewing division at the FDA, will be the Medical Monitor for the study, and has provided a unique perspective on the regulatory requirements for obesity drugs in today’s regulatory environment.

We also qualified and selected over 100 clinical sites to conduct the Phase III studies. Clinical sites were selected in a competitive process based on the quality of their work, as well as their historical patient recruitment and retention rates.

And finally, we held investigator meetings for all of the Phase III studies. Nearly 400 investigators participated in these critical meetings over two weekends this month. Investigators were thoroughly educated on study protocols, and are prepared to execute the studies in a timely fashion.

We believe Qnexa is a groundbreaking treatment for obesity and weight-related co-morbidities. I am happy to report the pivotal studies have begun.

As for the third quarter, we had the following accomplishments. The highlights of the third quarter was the approval of Evamist. On July 27, 2007, the FDA approved the NDA for Evamist for the treatment of menopausal symptoms. Upon approval, the Company received a $140 million payment from K-V Pharmaceutical. The Company previously announced the sale of the Evamist rights to K-V in a transaction valued at $180 million. This approval is not only representative of what we can do as a management team, but has given us sufficient resources to fully fund the Phase III trials of Qnexa and, more importantly, has given us some degree of independence from the equity markets.

We also completed enrollment in the Phase II Qnexa diabetes study we call OB-202 in September. OB-202 is a 6-month study in obese diabetics. A total of 210 patients were enrolled at 10 centers. The primary endpoint of the study is a reduction in hemoglobin A1c. Secondary endpoints will include among others a reduction in weight, waist circumference, blood pressure, and in diabetic medications. Data from the study should confirm a multi-center study, the best-in-class efficacy and continuation rates seen in a single center Phase II study. Results from OB-202 are expected in the second quarter of 2008.

And finally, we completed the SPA process for avanafil. Avanafil, as you know, is our PDE5 for the treatment of erectile dysfunction.

With that, I would now like to turn the call over to Peter to give you further details on the Qnexa development program.

Peter Tam  — Vivus - SVP, Product & Corporate Development

As Lee mentioned, we have developed a proprietary, once-a-day formulation of Qnexa. Formulation consists of immediate-release phentermine and controlled-release topiramate.

In the Phase III program, three different dosage strengths will be tested. Full-strength Qnexa contains 15 milligrams immediate-release phentermine and 92 milligrams of controlled-release topiramate. Mid-dose Qnexa contains 7.5 milligrams of immediate-release phentermine and 46 milligrams controlled-release topiramate. Low-dose Qnexa contains 3.75 milligrams of phentermine and 23 milligrams of controlled-release topiramate.

Pharmacokinetics and pharmacodynamic studies have confirmed that the final formulation of Qnexa is comparable with the twice-a-day formulation that was used in the Phase II study conducted at Duke University. The once-a-day formulation reduces peak plasma concentration and delays the time to maximum plasma concentration while maintaining equivalent total exposure. We believe the once-a-day proprietary formulation administered in the morning will make it easier for patients to comply with dosing regimen.

Before I delve into the details of our Phase III program, I would like to comment on the rationale for Qnexa, now that the dose of Qnexa is disclosed. First of all, the dose of topiramate in Qnexa is in the lowest portion of the approved dose range of TOPAMAX, or commercial topiramate. This is an important point, because there are those who read the TOPAMAX label and automatically assume that we will have the same set of side effects as TOPAMAX.

The second important rationale for Qnexa is that phentermine is there to enhance the efficacy of the product as well as to reduce the cognitive and neuropsychiatric adverse effects of topiramate. Phentermine is a mild stimulant that enhances cognitive and neuropsychiatric functions. It is a sympathomimetic agent that also has anorectic effects.

Dr. Najarian, the inventor of this combination treatment, has always maintained based on his 10,000 patient experience that phentermine reduces the cognitive and neuropsychiatric side effects of topiramate. We for the first time provided evidence documenting this effect in our double-blind, randomized trial at Duke University. These results were presented at NAASO earlier last month in New Orleans. The key finding of the data presentation at NAASO was that despite patients losing more weight on topiramate alone than those on phentermine alone, their quality of life, self-esteem, public distress, work and physical function did not improve, but instead, they were worse than placebo.

In contrast, the low-dose phentermine, which had less weight loss than topiramate alone, had significantly greater improvement in these quality of life domains, and for patients who received Qnexa, the combination of topiramate and phentermine, the quality of life, self-esteem, public distress, and work function were even better. This is the rational basis for Qnexa. The dose of topiramate is low, and the component of phentermine mitigates the cognitive and neuropsychiatric adverse events of topiramate while enhancing the weight loss effect in a synergistic manner. This is why Qnexa was well tolerated in the Duke study and resulted in a 92% overall completion rate, with only one patient dropping out for adverse event.

Now, on to our Phase III program. As previously announced, we completed the special protocol assessment process for the pivotal Phase III Qnexa trials. The Phase III Qnexa program will include two pivotal, double-blind, placebo-controlled, multi-center studies in distinct populations that will compare Qnexa to placebo over a 56-week treatment period. The studies are designed to proactively demonstrate the safety of Qnexa.

The first study, known as EQUIP, or OB-302, will enroll primarily morbidly-obese subjects with a BMI of 35 or greater with controlled co-morbidities. The second trial, known as CONQUER, or OB-303, will enroll overweight and obese subjects with BMIs from 27 to 45, and at least two co-morbid conditions such as hypertension, dyslipidemia, and Type II diabetes. The co-primary endpoints for these studies will evaluate the differences between treatments in mean percent weight loss from baseline to the end of the treatment period and the differences between treatments in the percentage of subjects achieving weight loss of 5% or more.

The Phase III program will also include a 6-month confirmatory factorial design study known as EQUATE, or OB-301 in obese subjects with BMIs from 30 to 45. This trial will evaluate two dose levels of Qnexa, full-strength and mid-dose, compared to both placebo and the individual constituents of the combination. The potential utilization of this mid-dose is to give physicians a maintenance dose once their patients have achieved their goal weight. The primary endpoints will be similar to those evaluated in the pivotal studies.

Safety and tolerability of Qnexa will be determined by reporting adverse events, physical exam, clinical laboratories, electrocardiogram, cognitive function tests, psychological assessment, and clinical assessment of clinical laboratory variables. The Phase III program will enroll approximately 4500 subjects.

The EQUIP study will enroll approximately 1200 patients in up to 120 centers. The study is a randomized, double-blind, placebo-controlled trial with subjects randomized to receive daily treatment with low-dose Qnexa or full-strength Qnexa or placebo, with the total duration of treatment being 56 weeks. Randomization will be stratified by gender and at least 20% of subjects will be male. Approximately 1250 subjects will be treated under the protocol, with 500 subjects randomization to placebo, 250 to low-dose Qnexa, and 500 to full-strength Qnexa.

Subjects will be instructed to follow a mild hypocaloric diet representing a 500 calorie deficit and to implement a simple lifestyle modification program throughout the study period. During the first four weeks of treatment, the study medication will be titrated to the assigned dose level with the dosage increased each week as determined by randomization. During treatment, weeks five to 56, the dose will be maintained at the final dose level.

About the CONQUER study, the CONQUER study will enroll approximately 2500 subjects up to 120 centers. Patients will undergo a four-week dose escalation period followed by a 52-week treatment period. The study is a randomized, double-blind, placebo-controlled trial, with subjects randomized to receive once-a-day treatment with mid-dose Qnexa or full-strength Qnexa or placebo. Randomization will be stratified by gender and diabetic status, and at least 20% of subjects will also be male in this study. Approximately 2500 subjects will be treated under the protocol. At randomization, subjects will be instructed to follow a hypocaloric diet representing a 500 calorie-a-day deficit and advised to implement a lifestyle modification program throughout this study period.

Vivus has completed the special protocol assessment process for this trial. Under the SPA process, the Company and the FDA have reached agreement on study design features that will be employed throughout the entire Phase III program. This summarizes the three Phase III studies in the Qnexa development program.

For Luramist, our Metered Dose Transdermal Testosterone Spray for Hypoactive Sexual Desire Disorder, we are completing the final protocols for submission to FDA. As a result of the ongoing negotiations and discussions with the FDA, the safety outcome study will be an event-driven study evaluating the occurrence and the frequency of serious cardiovascular events and breast cancer in postmenopausal women.

We have been working with key thought leaders in the field and experts involved in the women’s health initiative study to finalize the important features of our study protocols. While this process may appear to have been drawn out, I can assure you that it is deliberate, because we cannot afford to be wrong in selecting a population that will either not yield an adequate number of cardiovascular events after two years in thousands of patients, or produce a false positive outcome because they may be an inappropriate group of subjects for testosterone therapy. As such, we believe these issues have been resolved. And as such, our goal is to submit the safety protocol to the FDA this month along with our Phase III efficacy protocol, which was previously submitted to the FDA under special protocol assessment.

For avanafil, we have completed the special protocol assessment process as well for the pivotal Phase III study in general erectile dysfunction. Avanafil represents a potential new treatment for patients in need of a faster and safer oral alternative to treating erectile dysfunction. We held a very productive meeting two weeks ago with our partner, Tanabe/Mitsubishi, and they are in the process of manufacturing Phase III supply for our Phase III program.

I want our shareholders to know that our group has been working feverishly this past year to achieve these development milestones, and they deserve a big congratulation for all their hard work. We are certainly gratified with their efforts.

With that, I will now turn the call over to Tim to discuss the financial results.

Tim Morris  — Vivus - CFO

 First of all, we will talk about the financial results for the third quarter ending September 30, 2007. Total revenue for the third quarter was $19.1 million. This compares to total revenues last year of $4 million. Obviously, the increase in revenue over third quarter was primarily due to the recognition of revenue associated with the Company’s sale of Evamist to K-V Pharmaceutical of $14 million.

MUSE revenues in the quarter increased to $4.1 million from $3.9 million for the same period last year. The increase in MUSE revenues was due to the increase in both domestic and international shipments of MUSE.

Now, I would like to address the revenue recognition of the $150 million in cash we received from K-V. The Company, in consultation with its independent auditors and the SEC, has applied generally accepted accounting principles in determining the proper revenue recognition of the amounts received. The Company recognizes license revenue in accordance with the SEC Staff Accounting Bulletin Number 104 and EITF 00-21, revenue arrangements with multiple deliverables.

On May 15, 2007, we closed the K-V transaction for the sale of Evamist. At that time, Evamist was an investigational product and not yet approved by the FDA. The sales transaction and agreements contained multiple deliverables. One of the remaining deliverables is a reciprocal license to improvements to the MDTS applicator. The reciprocal license expires on May 14, 2009.

Under GAAP, all of the deliverables are treated as one unit of accounting. Since the deliverables are treated as a single unit of accounting, the total cash received, $150 million, will be recognized as revenue on a pro rata basis over the term of the last deliverable, which in this case, is the reciprocal license to improvements which expires on May 15, 2009.

As a result, the initial $10 million paid at closing and the $140 million paid upon FDA approval have been recorded as deferred revenue, and will be recognized and have been recognized as revenue ratably over the remaining 21.5-month term of the license.

Despite this unique revenue recognition for the transaction, I can simplify the impact to Vivus for you. We have the cash, as evidenced by the $189 million of cash on the balance sheet, and we don’t have to give it back. We have no requirements going forward, and no contingencies exist. We will continue to recognize $7 million a month that has been deferred as revenue through the end of the license period. The recognition of this revenue and the related deferred revenue has no impact whatsoever on the cash flows of Vivus.

Now, I will address the tax implications of this transaction. I have received several calls from investors as to the tax implication for the receipt of the monies from K-V. First, let me say that revenue recognition under GAAP and revenue recognition under various federal and state taxing authorities is different. The Company has very little flexibility in determining its tax liability. The tax statutes are complicated and complex, and qualified tax accountants have prepared our provision, and will prepare the necessary tax returns.

I would also like to remind investors that income tax is based on net income for a given year, not revenues or cash received. Historical losses, or net operating loss carryforwards, or NOLs as they’re sometimes referred to, can be used to offset tax liabilities as they incur. NOLs do have a useful life, and will expire if not utilized. In addition, the expiration of NOLs for federal and state purposes will differ.

We have recorded a tax provision in Q3 based on the estimated tax expense for the entire year. We recorded a provision for income taxes of $4.4 million. The provision relates to our estimate of potential taxes payable for the estimated full-year net income in 2007. For tax purposes, the amounts received from K-V will be treated as revenue in the year they are received. The Company will be able to utilize the majority of its NOLs to offset potential tax liabilities generated from the inclusion of this payment from K-V. However, the Company is still subject to U.S. alternative minimum tax, or AMT, and certain state income taxes where state NOLs may have expired. The provision for income taxes includes $3.5 million of federal and state taxes payable, and a non-cash expense of $904,000 for tax benefits related to certain employee stock option charges.

The utilization of tax loss carryforwards is limited in the calculation of AMT. As a result, a federal tax expense was included in the provision. The current AMT liability is available as a credit against future tax obligations upon the full utilization or expiration of our NOL carryforwards.

The provision for income taxes was prepared on a discrete basis. Essentially, the effective tax rate on the $150 million received is approximately 2%.

Net income for the third quarter of 2007 was $1.3 million or $0.02 per share as compared to a net loss of $6.2 million or $0.13 per share for the same period last year. Now, for the nine months. For the period ending September 30, 2007, total revenues were $24.9 million. This compares to $8.9 million for the same period in 2006. The increase in revenues again is due mainly to the recognition of the K-V deferred license revenue.

MUSE revenues increased to $10.5 million from $8.6 million. The net loss for the period was $12.7 million, or $0.22 per share, as compared to a net loss last year of $20.8 million or $0.45 per share. The decrease again is primarily due to the increase in revenue from the K-V transaction, partially offset by increase in R&D expenses, income taxes, and a non-cash, share-based compensation expense.

For the nine months ended September 30, 2007, the total non-cash compensation expense under FAS 123R is $2.8 million. This is an increase to the $1.6 million recognized last year.

At the end of September, we had cash, cash equivalents and available for sale securities of $189 million, as compared to $58.9 million at the end of the year last year. The increase in cash is mainly due to the receipt of the $150 million from K-V, $1.7 million from exercising of stock options, offset by the payoff of the Tanabe loan of $6.7 million and cash used in operation and other uses of $14.9 million.

On the Investor Relations front, we continue to meet with investors and analysts to share our story. Upcoming presentations will include a presentation at the Lazard Healthcare Conference in New York City on November 27; participation in the RBC Healthcare Conference in New York City on December 13; and lastly, a presentation at the JPMorgan Healthcare Conference in San Francisco on January 9.

We are also pleased to announce that an R&D Day will be held in New York City on December 6. Vivus management, along with Drs. Pi-Sunyer, Arrone and Orloff will help us detail the Phase III Qnexa programs and share their perspective on current obesity treatments in development and approved. This event will begin at approximately 8 AM Eastern Time and will be webcast. Analysts and investors are invited to attend.

With that, we would like to open the call up to questions, and we will turn it back to Leland for a final wrap-up.

Leland Wilson  — Vivus - President, CEO

Okay, let’s open it up for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Mike King, Rodman & Renshaw.

Mike King  — Rodman & Renshaw - Analyst

Let me congratulate you on all of your progress during the year. A couple of questions related to the CONQUER and EQUIP. Can you talk us through the rationale for — in EQUIP for using the low and full versus placebo and CONQUER using mid and full doses? And there’s a related question is, as the dose titration period is taking place in the first four weeks, do you have provisions for titrating to the lower dose if a patient doesn’t tolerate going to the next level? Thank you.

Peter Tam  — Vivus - SVP, Product & Corporate Development

It’s Peter. The CONQUER study — the purpose of the entire program is to bracket the entire dose range of Qnexa. So starting with the low dose to the full dose that is being tested in EQUIP and the CONQUER study, which is really the primary pivotal study of 2500 patients that will look at the mid dose and the high dose for those patients who we believe will fully utilize the treatment.

So again, one is to really bracket the entire dose range. We don’t know if the low dose is going to be ultimately a very effective maintenance dose or not, and that is why we’re testing it in one of our Phase III studies.

Now, with regard to the titration, the program is designed in such a way to allow patients dosing flexibility. So for example, if somebody is randomized at a high dose and found the dose to be difficult to tolerate, they certainly have the flexibility to dose titrate downward. That is how topiramate is currently being used in the real world. And that is the program that we believe will be — will represent how the product will be used, and certainly, the dosing flexibility will improve tolerability going forward.

Mike King  — Rodman & Renshaw - Analyst

Got you. Can you just — what are the criteria for enrollment in EQUATE? Is that at the election of the patients, or will they be prescreened somehow?

Peter Tam  — Vivus - SVP, Product & Corporate Development

They will be prescreened. These will be obese patients as well. I believe the BMI, as I mentioned, is 30 to 45. They will be a broad, representative population of obese patients with various co-morbidities.

Mike King  — Rodman & Renshaw - Analyst

 And that is supportive of EQUIP and CONQUER?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes.

Mike King  — Rodman & Renshaw - Analyst

Okay, understood. I have got other questions, but I will get back in queue.

Operator

Ken Trbovich, RBC Capital Markets.

Ken Trbovich  — RBC Capital Markets - Analyst

 Just really quickly on the EQUATE study, could you help me understand which doses are being used in that study?

Peter Tam  — Vivus - SVP, Product & Corporate Development

It’s Peter. EQUATE is testing the mid and the high, which we believe will be the commercial doses. So essentially, it is a seven-arm study looking at the mid-dose combination as well as the high-dose combination, and the respective constituents at the corresponding dose levels.

Ken Trbovich  — RBC Capital Markets - Analyst

Okay, and so the size of the study then sounds like it has got to be at least 500 patients?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, it’s about 700 patients.

Ken Trbovich  — RBC Capital Markets - Analyst

Okay, and then when do you expect to actually initiate that trial?

Peter Tam  — Vivus - SVP, Product & Corporate Development

That study is planned to be initiated within a matter of a couple of weeks.

Ken Trbovich  — RBC Capital Markets - Analyst

Okay, so around the same time as the CONQUER study.

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes.

Ken Trbovich  — RBC Capital Markets - Analyst

Assuming that you guys get fairly quick enrollment, does that mean we could see results in the back half of next year?

Peter Tam  — Vivus - SVP, Product & Corporate Development

(laughter) We would like to accommodate that.

Ken Trbovich  — RBC Capital Markets - Analyst

Well, I am just trying to make sure I understand sort of the dataflow from the 202 study to the 301, and then obviously to the Phase III efficacy study.

Peter Tam  — Vivus - SVP, Product & Corporate Development

No, I think the assumption is correct, Ken.

Ken Trbovich  — RBC Capital Markets - Analyst

Then for Tim, I just want to be clear on the financial accounting side. Are we to assume then that there is no tax provision in the fourth quarter, and as well, no tax provision in future periods?

Tim Morris  — Vivus - CFO

Based on the K-V transaction, that is correct.

Operator

Michael Tong, Wachovia.

Michael Tong  — Wachovia - Analyst

Just going back on the Phase II study, how were patients dosed in terms of amount of phentermine to topiramate? And then, when you say the once-a-day formulation is comparable to the twice-a-day formulation, do you mean bioequivalence?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Well, bioequivalence, Michael, is a defined term by the FDA. The dose that we are testing or the doses that we are testing in the Phase III program, the full dose of Qnexa is equivalent to the dose tested in the Phase II study.

Michael Tong  — Wachovia - Analyst

So in the Phase II, you actually gave mid-dose twice a day?

Peter Tam  — Vivus - SVP, Product & Corporate Development

If I understand you correctly, yes — no, no, I’m sorry. It is not mid-dose. It’s the full dose given on a daily basis. It is phentermine in the morning, and topiramate later on in the day.

Michael Tong  — Wachovia - Analyst

Okay, so that was Phase II?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes.

Michael Tong  — Wachovia - Analyst

Okay.

Peter Tam  — Vivus - SVP, Product & Corporate Development

The Qnexa, the final formulation that we are testing in Phase III is what we believe is the commercial formulation. It has the exact dosing, timing and exposure relative to what was done in the Phase II study.

Michael Tong  — Wachovia - Analyst

That is helpful. Thanks.

Operator

Ruthanne Roussel, Robins Group.

Ruthanne Roussel  — Robins Group - Analyst

That is a lot of news to digest, and Ken stole some of my thunder there about the taxes. But I did have a few questions about the enrollment. And it is a little hobby of mine. How quickly do you expect to see enrollment? Will we be excluding from — what are the exclusion criteria? For instance, are we excluding people who are taking antidepressants? Are we excluding people, for instance, who may already have cardiovascular problems?

Peter Tam  — Vivus - SVP, Product & Corporate Development

With respect to antidepressants, patients are allowed to be on antidepressants for this trial, so long as the treatment is stable, the dose is stable. So we’re not excluding those patients. Again, the purpose of this is to demonstrate in a real world how Qnexa would perform. So that is important.

Certainly, in patients with unstable angina, certain unstable cardiovascular risk factors will not be part of the study. But we are trying to mimic these trials to be as close to real world as possible, and that is how physicians would be prescribing the medication to the broad obese patient population out there.

Ruthanne Roussel  — Robins Group - Analyst

All right. So you are expecting enrollment to be fairly rapid then (multiple speakers) it is not going to be difficult to find these obese people who do not have other health problems?

Peter Tam  — Vivus - SVP, Product & Corporate Development

That’s correct. We are expecting enrollment to complete within about a six-month period.

Operator

Jeff Goater, Cowen & Company.

Jeff Goater  — Cowen & Company - Analyst

Just a quick question on the once-daily formulation. Was that something that was developed in-house, or was there a third party involved and might there be a small royalty owed?

Peter Tam  — Vivus - SVP, Product & Corporate Development

It’s yes and no. It is developed with outside consulting experts as well as a company that has broad expertise in controlled-release formulation development. And no, there are no royalties tied to this formulation because everything is owned by Vivus based on the agreement that we’ve set forth with this formulation company.

Jeff Goater  — Cowen & Company - Analyst

And then in the prepared remarks, Peter, you mentioned the two-year carc study that you are running? When was that started? And obviously, a lot will depend on enrollment, but should we view that as the potential rate limiting step to an NDA filing here?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, the two-year carc study was started several months ago. I want to say exactly it was around June, mid year of this year. So it would not be a rate-limiting study in our program.

Jeff Goater  — Cowen & Company - Analyst

And then if you could, Peter, just provide a little more color on the decision to use an immediate-release formulation of phentermine in the once daily versus the immediate-release phentermine dose or the immediate-release phentermine formulation dosed twice daily in the Phase II? Just on the decision there?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, the concept is that patients obviously are hungry in the morning. And the phentermine, the immediate-release phentermine is provided sort of like a cup of coffee in the morning to offset the hunger, the cravings that patients have in the morning.

The controlled-release formulation of topiramate is designed for the purpose of having topiramate increase and achieve maximum concentration during midday when patients experience again hunger around the lunch and late afternoon period (unintelligible) so that is the rationale for having such a formulation.

Jeff Goater  — Cowen & Company - Analyst

Okay, so just to clarify, in the Phase II, phentermine was only dosed in the morning?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes.

Jeff Goater  — Cowen & Company - Analyst

So you are doing a similar — okay.

Peter Tam  — Vivus - SVP, Product & Corporate Development

That’s correct.

Operator

Adam Cutler, Canaccord Adams.

Adam Cutler  — Canaccord Adams - Analyst

Just a one clarification on the titration period. Is it a four-week titration period for all three doses?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, it is, but it is blinded. So patients would not know if they have been randomized to the low dose or the high dose. So just for example, everybody gets a four-week titration pack, and those that are randomized to the low dose will essentially get that low dose for the entire four-week period.

Adam Cutler  — Canaccord Adams - Analyst

Okay, I see. And then, I am curious, you mentioned that patients will be able to dose reduce, if necessary. How is that considered in terms of the statistics of the study?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, it is — basically, patients who are randomized to whatever dose that they have been randomized to, they will be analyzed based on that dose level. So for example, if you have a certain percentage of patients dropping their dose from the full dose, they all will be analyzed as though they have been receiving the full dose.

Now certainly, the statistics will demonstrate what is the average or the mean dose received by these patients. And essentially, this program was actually built into the Phase II as well. And we did not have anybody who actually required this dose reduction.

Adam Cutler  — Canaccord Adams - Analyst

Okay. And so is the hope to have all three doses commercially available and in the label?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, I mean, that’s the plan — or at least two.

Adam Cutler  — Canaccord Adams - Analyst

Okay. A couple of other things — you mentioned in your prepared remarks that you had two meetings with the FDA, one was an end-of-Phase II meeting and then another meeting was the other meeting just to sort of finalize the SPA? Or can you give us a little bit of color on that?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Yes, that is correct. We essentially had a formal end of Phase II meeting with the FDA, and that is part of the SPA. We certainly have met with the FDA to talk about the nuances of the Phase III studies.

Adam Cutler  — Canaccord Adams - Analyst

Okay, so phentermine is a controlled substance. Are you expecting Qnexa to be treated similarly?

Peter Tam  — Vivus - SVP, Product & Corporate Development

No, we have plans in place to address that. And we’re not going to go into too much as to how we plan to deal with that on a commercial basis.

Adam Cutler  — Canaccord Adams - Analyst

Okay, and then just one last question. Now that you have disclosed the doses, it looks like the full dose — doses are pretty close to some of the publicly — to some of the currently available doses of phentermine and topiramate. So I’m wondering if you can kind of give us an update on your current thinking of how you would try to prevent generic substitution if Qnexa is approved.

Leland Wilson  — Vivus - President, CEO

There are a number of things there. First thing I would say is that the doses are actually different from anything that’s available. And so as you know, pharmacists are not allowed to substitute a product based upon even a slight difference in dose. That’s the first one.

Second one is that we have patents which control this product, so no one can advertise or ship across state lines or do anything of that nature with the product.

The third one is that we have this unique once-a-day formulation which provides increased compliance, which is appealing to payers and group health associations. And I think in general, it really helps to simplify for the patients what they are doing. The titration regimen using generic products is bizarre and complex.

This group of patients is historically not very compliant. And therefore, they are unable to really get through the titration effectively. And I think the bottom line is one of the other things too is that there is only one co-payment with this. As we begin and press forward with our reimbursement strategy, we believe this product will be reimbursed. And so I think that is a real important component.

Adam Cutler  — Canaccord Adams - Analyst

Those are all good answers. I guess one last question is, do you have a sense of where you might price Qnexa?

Leland Wilson  — Vivus - President, CEO

We have not released anything of that nature yet.

Operator

Mike King, Rodman & Renshaw.

Mike King  — Rodman & Renshaw - Analyst

I was wondering — there was a question earlier about statistical analysis — actually, two questions. First is in more morbidly-obese populations, that 5% is quite low in terms of weight loss. I know that is [unintelligent], but you know clinical data set is 5%, weight loss in someone with a BMI of over 35% [unintelligible] —

Peter Tam  — Vivus - SVP, Product & Corporate Development

Mike, I think we lost part of your question. You clearly — the 5% is a regulatory requirement. It doesn’t mean that that is how our drug will perform. We certainly have much higher expectation based on the Phase II data, and certainly based on Dr. Najarian’s experience. So we are — the 5% is really a regulatory hurdle which we have absolutely no problem in terms of overcoming.

Mike King  — Rodman & Renshaw - Analyst

Okay, and then from a statistical analysis plan, can you compare between doses or is it just the dose versus placebo?

Peter Tam  — Vivus - SVP, Product & Corporate Development

It’s the dose versus placebo. But based on the p-values, I can almost bet that we can probably tease out statistical differences between the two doses.

Mike King  — Rodman & Renshaw - Analyst

Can or cannot?

Peter Tam  — Vivus - SVP, Product & Corporate Development

Can.

Mike King  — Rodman & Renshaw - Analyst

Can, okay. And then just in terms of the other benefits in CONQUER, Peter, they — things like dyslipidemia, weight, circumference, etc., do you think you have enough time on therapy or at 56 weeks to show a meaningful benefit? Or maybe asked the question differently, when should we start to see its clinical benefit in terms of resolution of hypertension, dyslipidemia, (technical difficulty) replicate themselves?

Peter Tam  — Vivus - SVP, Product & Corporate Development

That is a very interesting question, Mike. And we have some really strikingly positive data which we believe the uniqueness of this combination will provide almost immediate effects on many of these co-morbidities. So that is one.

Certainly, in a 56-week study, we are confident that we will be able to show statistically and clinically meaningful benefit for these co-morbidities. We saw improvements in these co-morbidities in a fairly healthy population in the Phase II study that was conducted at Duke

University. And certainly, with a sicker population that is a group of patients with more room for improvement, if you will, we will be able to see a good differentiation between active drug and placebo for these co-morbidities. Does that answer your question?

Mike King  — Rodman & Renshaw - Analyst

Yes, it does. Thank you.

Operator

Ruthanne Roussel, Robins Group.

Ruthanne Roussel  — Robins Group - Analyst

This is just some follow-up from the discussion. I have got in my notes that phentermine is released in the morning to offset cravings, whereas the topiramate is concentrated during midday to offset hunger. Are you using the terms “cravings and hunger” interchangeable, or do you perceive those as two separate things?

Peter Tam  — Vivus - SVP, Product & Corporate Development

They are separate, and yet they are related. Based on the mechanisms of action of the two drugs, I would say that phentermine basically reduces appetite earlier in the morning, so whether you consider appetite and craving to be the same. And topiramate, as you know, is what we call a pleiotropic drug. It has it in itself multiple effects on cravings and appetite. Also, it affects many different gut hormones.

So it is a combination product that really covers many different mechanisms. And in these days, that’s what you would need for an effective treatment to — for treating obesity.

Ruthanne Roussel  — Robins Group - Analyst

That’s a good answer. And I was also wondering, is there any particular reason why obese patients should be less compliant than other groups of patients?

Leland Wilson  — Vivus - President, CEO

Well, they are not very compliant on their diet. I think most of them know that they need to lose weight, and they struggle with it. But they have historically in our industry been known as fairly incompliant in clinical trials.

Ruthanne Roussel  — Robins Group - Analyst

All right. But is that incompliant in comparison with people who are not obese, or is it incompliant in comparison with other patients in general on other kinds of medication?

Leland Wilson  — Vivus - President, CEO

I can’t quote you any statistical studies that have been done in that area. But I think in general, just they are known as less compliant than other patients.

Ruthanne Roussel  — Robins Group - Analyst

So you’re talking about less compliant then with dieting or with losing weight regimens?

Leland Wilson  — Vivus - President, CEO

Well, they’re certainly not — I don’t have data to back up either statement. But it is certainly less compliant than diet and exercise — neither one is compliant, diet and exercise or taking drugs. So they are just not known as a compliant group of patients.

Operator

And I would now like to turn the call back over to Leland Wilson for closing remarks.

Leland Wilson  — Vivus - President, CEO

Okay, thank you. There were some wonderful questions there. Thank you very much for that.

The next several quarters will be marked by several key events that should provide news flow and valuation divers for Vivus. Specifically, we expect the following events will occur in the next four quarters — one, initiation of the CONQUER study in obese subjects with co-morbidities; number two, initiation of the EQUATE study, a six-month study that will look at two doses of Qnexa; number three, completion of enrollment in the EQUIP study in morbidly-obese patients; number four, completion of enrollment in the CONQUER study; completion of enrollment in the EQUATE study to follow; number six, the top-line data from OB-202. I would like to emphasize this is a very important consideration.

This multi-center trial should confirm the results seen in the previous Phase II studies with Qnexa. Results from this study are important. The trial is being run in ten centers. The concerns around single center study should be alleviated with our Phase II data. We will have a variety of data points in these obese diabetics. In addition to reductions of A1c, we will be able to report on weight, blood pressure and lipid profiles as well.

Number seven, assuming the acceptance of — by the FDA, the full data set from OB-202 study will be presented — assuming acceptance by the American Diabetes Association, the full data set for OB-202 study will be presented at the ADA annual meeting in San Francisco in June of 2008; number eight, we anticipate the publication of our PK/PD data of the novel, once-a-day formulation of Qnexa, which, by the way, also will present weight loss data in that short study, which we found to be rather remarkable, but we will keep that for a later date; and number nine, pending approval from local regulatory authorities, the initiation of the European studies of Qnexa.

And with that, I would say thank you for your attendance today and your excellent questions. Thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation, and you may now disconnect.